Exhibit 19.2

Genworth Financial, Inc.

Policy Relating to Open Market Securities Repurchases

and Compliance with Insider Trading Securities Laws

The purpose of this policy (this “Policy”) is to assist Genworth Financial, Inc. (“Genworth”) and its subsidiaries (collectively, the “Company”) to comply with U.S. securities laws, rules and regulations (collectively, “Securities Laws”) concerning insider trading matters with respect to the Company’s open market repurchase of securities previously issued by the Company.

Subject to applicable law, the board of directors of Genworth (the “Board”) has and may in the future authorize the Company to repurchase securities previously issued by the Company under such terms and conditions that the Board may from time to time determine (collectively, the “Repurchase Authorization”).

Subject to the terms and conditions of the Repurchase Authorization, Genworth’s Chief Executive Officer (“CEO”) and/or Chief Financial Officer (“CFO”), or the CEO’s or the CFO’s delegate, approves the execution of repurchases of the Company’s securities in consultation with, and subject to prior clearance from, Genworth’s General Counsel or Chief Securities Counsel (“Legal”).

In general, repurchase transactions by the Company should be effected (a) when the Company is not aware of material non-public information about the Company or its securities which it would be required to disclose under applicable Securities Laws in connection with such repurchase transaction, (b) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (c) otherwise in compliance with Securities Laws. In order to maintain compliance with Securities Laws, Genworth’s CEO and/or CFO, or the CEO’s or the CFO’s delegate, and Legal will consult with each other, and the Company will suspend repurchase transactions as they may deem appropriate under the circumstances. Legal shall consult with such other persons as it believes appropriate, including one or more members of the Company’s disclosure committee or outside legal counsel.

Genworth shall periodically review this Policy. Any amendments to this Policy must be approved by Genworth’s General Counsel or Chief Securities Counsel.